            SEPTEMBER 12, 2002

SAUER-DANFOSS INC. ANNOUNCES THIRD QUARTER DIVIDEND OF $0.07 PER SHARE

AMES, Iowa, USA, September 12, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that its board of directors has declared a cash dividend of $0.07 per share for the third quarter ended September 29, 2002.  The dividend is payable on October 15, 2002, to stockholders of record as of September 27, 2002.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with more than 7,000  employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President — Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance — Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Executive Offices: 2800 East 13th Street, Ames, Iowa 50010 - Krokamp 35, D-24539 Neumünster DK-6430 Nordborg